UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 2
                                       to
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
               Pursuant to Section 12(b) or (g) of The Securities
                              Exchange Act of 1934

                            GALEA LIFE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

            Florida                                       90-0515860
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(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


10151 University Blvd, Suite 508, Orlando, FL               32817
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(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: 877-576-8872
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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered

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Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Shares Par Value $.0001
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                                (Title of Class)

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                                (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]                    Accelerated filer [ ]
Non-accelerated filer [ ]                      Smaller reporting company [X]
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the "Common Stock"),pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to "Galea Life Sciences, Inc.," the "Company," "we," "our" or "us" means Galea Life Sciences, Inc.

                           FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These "forward-looking statements" can be identified by use of terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under "Risk Factors." Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

                            GALEA LIFE SCIENCES, INC.

                                TABLE OF CONTENTS

                                                                           Page
                                                                            No.
                                                                           ----

Item 1.  Business                                                            1

Item 1A. Risk Factors                                                        3

Item 2.  Financial Information                                              10

Item 3.  Properties                                                         15

Item 4.  Security Ownership of Certain Beneficial Owners and Management     15

Item 5.  Directors and Executive Officers                                   16

Item 6.  Executive Compensation                                             16

Item 7.  Certain Relationships and Related Transactions, and Director
         Independence                                                       16

Item 8.  Legal Proceedings                                                  17

Item 9.  Market Price of and Dividends on the Registrant's Common
         Equity and Related Stockholder Matters                             17

Item 10. Recent Sales of Unregistered Securities                            17

Item 11. Description of Securities to be Registered                         18

Item 12. Indemnification of Directors                                       19

Item 13. Financial Statements and Supplementary Data                        19

Item 14. Changes in Disagreements with Accountants on Accounting and
         Financial Disclosure                                               19

Item 15. Financial Statements and Exhibits                                  20

Item 1.   Business

Business Development & History

Galea Life Sciences, Inc. ("we", "us", "our", the "Company" or the "Registrant"), formerly known as Value Holdings, Inc., was incorporated in the State of Florida in December 1992. The Company is considered to be in the developmental stage. On August 10, 2007 the Company acquired Innovative Technology Acquisition Corporation ("ITAQ") in exchange for 23,567,624 shares of its restricted common stock.

Business of Issuer

The Company is a life sciences company devoted to acquiring, developing and delivering specialized therapeutic nutritional supplement products that may complement and support prescribed drug therapy regimens such Highly Active Antiretroviral Therapy (HAART) for people living with HIV/AIDS, and chemotherapy. These are conditions that compromise basic body functions, including the immune system. Our initial product is Nutraplete(TM), a therapeutic multi-nutritional dietary supplement drink mix. Nutraplete has been formulated specifically to benefit people living with HIV/AIDS. Micronutrient deficiency is common in people living with HIV/AIDS. This can be a result of the HIV infection itself, poor absorption of nutrients, changes in metabolism, HIV drugs, poor appetite, diarrhea, infections or damage in the gut. While micronutrients can be found in foods, most HIV-positive people cannot meet all their nutritional needs through diet alone.

Nutraplete is currently available in two flavors: Lemon-Lime and Green Grape. New flavors, and a sugar-free formulation, are currently under development.

Nutraplete(TM) is the Company's initial product. We intend to develop other nutritional supplement products in the future.

Nutraplete(TM)includes supplements that can address common nutritional deficiencies sometimes found in people living with HIV/AIDS. In addition, Nutraplete contains Immunolin, a bioactive protein supplement that provides high-quality lactose-free immunoglobulins that support friendly intestinal bacteria. It also contains transferring and other acute-phase proteins that help provide immune system support. ImmunoLin is included under license from AMPC, Inc. d/b/a Proliant Health and Biologicals. The license is cancellable at any time by Proliant, is not exclusive and does not set a price for Immunolin.

Nutraplete can be prescribed and reimbursed by Medicaid in six states, including the three that comprise its largest target market; New York, New Jersey and Connecticut.

"New York City is the epicenter of the HIV/AIDS epidemic in the U.S. More than 100,000 New Yorkers are living with HIV, but thousands don't know they are infected". This is according to the New York Department of Health and Hygiene:
(http://www.nyc.gov/html/doh/html/ah/ah.shtml)

Additionally, Nutraplete is Medicaid-approved in Nevada, Washington State and Illinois. We are also seeking Medicaid approval in Florida, the District of Columbia, California, Maryland, Texas and Pennsylvania.

Nutraplete is distributed exclusively by Allion Healthcare, Inc. , operator of MOMS (Mail Order Medication Systems) Pharmacy. MOMS is a nationwide pharmacy provider specializing in the treatment of HIV/AIDS, serving over 24,000 people living with HIV/AIDS daily, about 90% of which are Medicaid recipients. By working with the biotechnology and pharmaceutical industries, and the HIV community, MOMS provides advanced, clinically comprehensive and cost effective treatment and care to this chronically ill population.

Our relationship with MOMS Pharmacy is a key factor in moving Nutraplete and Galea forward in this market. We envision our growth will be primarily organic - through both the increased market share that we will experience as MOMS itself gains market share, and word of mouth within HIV/AIDS communities. MOMS Pharmacy is building physical pharmacies inside HIV/AIDS clinics through pharmacy/clinic partnerships in the heart of major HIV/AIDS population areas. The Company's agreement with MOMS Pharmacy is for an exclusive five year term that commenced in November, 2007.

MOMS has the exclusive right to purchase, inventory, promote and re-sell Nutraplete in the United States. All sales of the Company's products are established at prices and terms the Company determines from time to time on at least a 30 day notice. The agreement can be terminated by either party on at least a 90 day notice.

MOMS will help facilitate introducing Nutraplete to these populations through medical professionals, case managers, strategic sponsorships and person-to-person marketing methods.

Based on the Nutraplete formulation platform, we are in the process of planning and conducting clinical product evaluations in Miami and Seattle in cooperation with MOMS Pharmacy and local HIV/AIDS clinics serving targeted patient communities.

Nutraplete has thus far been approved for Medicaid reimbursement in six U.S.
States: New York, Connecticut, New Jersey, Washington, Illinois and Nevada. Medicaid approval is also being sought in California, Maryland, Texas, Pennsylvania, Florida and Washington, D.C. Assuming we complete Medicaid pharmacy approval in all key states with significant HIV/AIDS populations, we estimate that Nutraplete will be available to the majority of people living with HIV/AIDS in the US.

The Company is exploring other potential markets for Nutraplete that may include chemotherapy, infirmity (elderly), gastric bypass and other immune system-comprised conditions based upon those patients similar nutritional deficits for which Nutraplete may have application.

The Company has not generated any revenues to date from sales of its products to retail customers. We expect to commence retail sales in the third quarter 2010.

From February 8, 1996 to January 31, 2010 the Company had an aggregate of $98,918 in revenues, all of which were from sales of products purchased for clinical evaluations and not sold at retail. As of January 31, 2010, we had a stockholder's deficit of $5,162,306.

We are voluntarily filing this Registration Statement with the U.S. Securities and Exchange Commission and we're under no obligation to do so under the Securities Exchange Act of 1934.

Trademark

Nutraplete(TM) is currently in the trademark registration process with the United States Patent and Trademark Office.

Government Regulation

The Food and Drug Administration (FDA) regulates dietary supplements (Nutraplete(TM) is considered a dietary supplement) under a different set of regulations than those covering "conventional" foods and drug products (prescription and Over-the-Counter). Under the Dietary Supplement Health and Education Act of 1994 (DSHEA), the dietary supplement manufacturer is responsible for ensuring that a dietary supplement is safe before it is marketed. FDA is responsible for taking action against any unsafe dietary supplement product after it reaches the market. Generally, manufacturers do not need to register their products with FDA nor get FDA approval before producing or selling dietary supplements. Manufacturers must make sure that product label information is truthful and not misleading.

Employees

Our only full time employee is Paul Zuromski, our President. Consultants are used on an as-needed basis.

Item 1A. Risk Factors.

An investment in the Company is highly speculative in nature and involves a high degree of risk.

Risks Related to Our Business

THE EXTENT OF OUR SOURCING AND MANUFACTURING MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

If there is a delay in the delivery of goods and delivery schedules cannot be met, then our customers may cease doing business with us which would cause negative gross profits and therefore, our profitability. We may also incur extra costs to meet delivery dates, which would also reduce our company's profitability. We have not experienced any significant delays in delivery of goods.

OUR BUSINESS DEPENDS ON THE ABILITY TO SOURCE MERCHANDISE IN A TIMELY AND COST-EFFECTIVE MANNER.

The merchandise intended to be sold by us will be sourced from vendors. Our business depends on being able to find qualified vendors and access products in a timely and efficient manner. All of the vendors must comply with applicable laws. The inability to access suitable merchandise on acceptable terms could adversely impact our results of operations.

WE FACE SIGNIFICANT INVENTORY RISKS.

We are exposed to significant inventory risks that may adversely affect our operating results as a result of new product launches, rapid changes in product cycles, changes in consumer tastes with respect to our products and other factors. We must accurately predict these trends and avoid overstocking or under-stocking product. Demand for product, however, can change significantly between the time inventory is ordered and the date of sale. The acquisition of certain types of inventory, or inventory from certain sources, may require significant lead-time and prepayment, and such inventory may not be returnable. Any of the inventory risk factors set forth above may adversely affect our operating results.

WE DEPEND ON THIRD PARTIES TO MANUFACTURE THE PRODUCT WE SELL, AND WE DON'T HAVE ANY CONTRACTS WITH ANY OF THE MANUFACTURERS OF OUR PRODUCTS. IF WE ARE UNABLE TO MAINTAIN THESE MANUFACTURING RELATIONSHIPS OR ENTER INTO ADDITIONAL OR DIFFERENT ARRANGEMENTS, WE MAY FAIL TO MEET CUSTOMER DEMAND AND OUR NET SALES AND PROFITABILITY MAY SUFFER AS A RESULT.

Our products are contract manufactured. We don't have any contracts with any of the manufacturers of our product. The fact that we do not have long-term contracts with our third-party manufacturers means that they could cease manufacturing products for us at any time and for any reason. In addition, our third-party manufacturers are not restricted from manufacturing our competitor's products. If we are unable to obtain adequate supplies of suitable product, our business and results of operations would suffer. In addition, identifying and selecting alternative vendors would be time-consuming and expensive, and we might experience significant delays in production during this selection process. Our inability to secure adequate and timely supplies of product would harm inventory levels, net sales and gross profit, and ultimately our results of operations.

Our manufacturers also may increase the cost of the products we purchase from them. If our manufacturers increase our costs, our margins would suffer unless we were able to pass along these increased costs to our customers. We may not be able to develop relationships with new vendors and manufacturers at the same prices or at all, and even if we do establish such relationships, such new vendors and manufacturers might not allocate sufficient capacity to us to meet our requirements. Furthermore, products from alternative sources, if any, may be of a lesser quality or more expensive than those we currently purchase. In addition, if we increase our product orders significantly from the amounts we have historically ordered from our manufacturers, our manufacturers might be unable to meet this increased demand. To the extent we fail to obtain additional products from our manufacturers, we may not be able to meet customer demand, which could harm our net sales and profitability.

OUR THIRD-PARTY MANUFACTURERS MAY NOT CONTINUE TO PRODUCE PRODUCTS THAT ARE CONSISTENT WITH OUR STANDARDS OR APPLICABLE REGULATORY REQUIREMENTS, WHICH COULD HARM OUR BRAND, CAUSE CUSTOMER DISSATISFACTION AND REQUIRE US TO FIND ALTERNATIVE SUPPLIERS OF OUR PRODUCTS.

Our third-party manufacturers may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our standards or applicable regulatory requirements, as described below. If we are forced to rely on products of inferior quality, then our customer satisfaction and brand reputation would likely suffer, which would lead to reduced net sales. In addition, we may be required to find new third-party manufacturers to supply our products. There can be no assurance that we would be successful in finding third-party manufacturers that make products meeting our standards of quality.

In accordance with the Federal Food, Drug and Cosmetic Act, or FDC Act, and regulations enforced by the Food and Drug Administration, or FDA, the manufacturing processes of our third party manufacturers must comply with the FDA's current Good Manufacturing Practices, or cGMPs, for manufacturing drug products. The FDA may inspect our facilities and those of our third-party manufacturers periodically to determine if we and our third-party manufacturers are complying with cGMPs and the FDC Act. A history of past compliance is not a guarantee that future FDA regulatory manufacturing requirements will not mandate other compliance steps with associated expense.

We have not experienced any problems or issues relating to regulatory or quality issues.

If we or our third-party manufacturers fail to comply with federal, state or foreign regulations, we could be required to suspend manufacturing operations, change product formulations, suspend the sale of products with non-complying specifications, initiate product recalls or change product labeling, packaging or advertising or take other corrective action. In addition, sanctions under the FDC Act may include seizure of products, injunctions against future shipment of products, restitution and disgorgement of profits, operating restrictions and criminal prosecution. If any of the above events occurs, we would be required to expend significant resources to comply with FDA requirements and we might need to seek the services of alternative third-party manufacturers. Obtaining the required regulatory approvals, including from the FDA, to use alternative third-party manufacturers may involve a lengthy and uncertain process. A prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

FLUCTUATIONS IN THE PRICE, AVAILABILITY AND QUALITY OF MATERIALS USED IN OUR PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COST OF GOODS SOLD AND OUR ABILITY TO MEET OUR CUSTOMER'S DEMANDS.

We compete with numerous entities for supplies of materials. We may not be able to pass on all or any portion of higher material prices to our customers.

REGULATORY MATTERS GOVERNING OUR INDUSTRY COULD DECREASE OUR NET SALES AND INCREASE OUR OPERATING COSTS.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States.

The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products are subject to extensive regulation by various federal agencies, including the FDA, the Federal Trade Commission, or FTC, state attorneys general in the U.S. If we or our manufacturers fail to comply with those regulations, we could become subject to significant penalties or claims, which could harm our results of operations or our ability to conduct our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net sales.

In addition, our failure to comply with FTC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise harm the distribution and sale of our products.

IF WE DO NOT SUCCEED IN OUR EXPANSION STRATEGY, WE MAY NOT ACHIEVE OUR ANTICIPATED RESULTS.

Our business strategy is designed to expand the sales of our products. Our ability to implement our plans will depend primarily on the ability to attract customers and products. We can give you no assurance that any of our expansion plans will be successful or that we will be able to establish additional favorable relationships for the marketing and sales of products and services. If we are unable to expand our business, our business operations could be adversely affected.

WE ARE DEPENDANT ON ONE PRODUCT

It present, our business is dependent on one product: Nutraplete. We intend to develop other nutritional supplement products in the future.

WE ARE DEPENDENT ON ONE DISTRIBUTOR

MOMS Pharmacy is our exclusive distributor for Nutraplete in the US. The Company's agreement with MOMS Pharmacy terminates in October 31, 2012. During the time of the agreement, either party may terminate it with a 90 day notice. The Company could have difficulty locating another suitable distributor which would materially affect operating results, financial condition and adversely affect future prospects.

CURRENT REVENUES ARE NOT ADEQUATE TO SUSTAIN BUSINESS OPERATIONS

Our revenues from February 8, 1996 through January 31, 2010 were $98,918 and were from sales of products purchased for clinical evaluations and not sold at retail. The Company must raise new investment in the Company to continue operations.

SHAREHOLDER DEFICIT

As of January 31,2010, we have a stockholder's deficit of $5,162,306.

IF WE ARE UNABLE TO ATTRACT ADDITIONAL QUALIFIED AND SKILLED PERSONNEL, OUR ABILITY TO GROW OUR BUSINESS MAY BE HARMED.

If we are unable to continue to attract, retain and motivate highly qualified management and personnel and develop and maintain important third party relationships, we may not be able to achieve our objectives. Competition for skilled personnel is intense. If we are unable to hire and retain skilled personnel, our business, financial condition, operating results and future prospects could be materially adversely affected. We don't anticipate difficulty in acquiring qualified employees, however, the healthcare field is highly competitive and we may find difficulty attracting personnel due our situation as a business start-up.

A DISPUTE CONCERNING THE INFRINGEMENT OR MISAPPROPRIATION OF OUR PROPRIETARY RIGHTS OR THE PROPRIETARY RIGHTS OF OTHERS COULD BE TIME CONSUMING AND COSTLY, AND AN UNFAVORABLE OUTCOME COULD HARM OUR BUSINESS.

We may be exposed to future litigation by third parties based on claims that our programs infringe the intellectual property rights of others. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any legal action against us or our collaborators could lead to:

     o payment of damages, potentially treble damages, if we are found to have willfully infringed a party's patent rights;

     o injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

     o we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, we could be prevented from commercializing current or future products. There are no claims or litigation regarding our current product.

WE MAY MAKE ACQUISITIONS AND STRATEGIC INVESTMENTS, WHICH WILL INVOLVE NUMEROUS RISKS. WE MAY NOT BE ABLE TO ADDRESS THESE RISKS WITHOUT SUBSTANTIAL EXPENSE, DELAY OR OTHER OPERATIONAL OR FINANCIAL PROBLEMS.

Although we have a limited history of making acquisitions or strategic investments, we may acquire or make investments in related businesses or products in the future. Acquisitions or investments involve various risks, such as:

     o    higher than expected acquisition and integration costs;

     o the difficulty of integrating the operations and personnel of the acquired business;

     o the potential disruption of our ongoing business, including the diversion of management time and attention;

     o the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

     o    assumption of unanticipated liabilities;

     o incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

     o impairment in relationships with key suppliers and personnel of any acquired businesses due to changes in management and ownership;

     o    the loss of key employees of an acquired business; and

     o the possibility of our entering markets in which we have limited prior experience.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect our business, operating results and financial condition.

GOING CONCERN

Our auditor has expressed concern regarding the Company's ability to continue as a going concern.

The Company has experienced significant losses from operations aggregating $2,251,952 since inception. In addition, the Company had working capital and stockholders' deficits as of January 31, 2010, of $5,162,396 and has no significant revenue generating operations. The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which the Company operates.

The Company is pursuing financing for its operations and seeking additional investments. In addition, the Company is seeking to establish a revenue base.

Failure to secure such financing or to raise additional equity capital and to establish a revenue base may result in the Company depleting its available funds and not being able pay its obligations.

WE ARE DEPENDENT ON FUNDING FROM EXISTING DEBT HOLDERS

Throughout 2009 and continuing into 2010, the Company has been dependent upon funding from its existing debt holders. Funding decisions have typically not extended beyond thirty days at any given time, and the Company does not currently have a defined funding source. Funding delays and uncertainties have seriously damaged vendor relationships, new product development and revenues. In the absence of continued funding by its current debt holders, the Company would have insufficient funds to continue operations. There is no assurance that additional funding from the current debt holders will be available or available on terms and conditions acceptable to the Company.

PRIVATE PLACEMENT MEMORANDUM

The company is preparing a Private Placement Memorandum to raise $2,500,000 to fund operations. $50,000 has been raised from a single accredited investor. The terms of the funding are:

         Conversion Rights:
         Each Preferred Share is convertible into two (2) shares of the Company's Common stock.

         Voting Rights:
         All Preferred shares are convertible into two (2) shares of the Company's Common Stock, which will have voting rights as provided by the Company's Bylaws.

         Warrants:
         Purchasers of this class of Preferred shares will be entitled to receive one warrant to purchase one share of the Company's Common stock at $0.50 per share, which will be exercisable within the period ending three (3) years from the purchase date.


DEFAULT ON DEBENTURES

In February 2008, the Company received proceeds of $275,000 from the issuance of a convertible debenture. The debenture is payable on February 2010 and bears interest at 12% per annum. The debenture requires monthly principal and interest beginning in the fourth month after issuance. Beginning 60 days after issuance the debenture is convertible into the Company's common stock at the lower of 100% of the volume weighted average price of the stock as reported by Bloomberg on the closing date or at a 20% discount to the lowest daily closing bid price of the common stock during the five trading days prior to the conversion date.

In addition, warrants were issued to one debenture holder to purchase 275,000 shares of common stock at an exercise price equal to the closing price for the shares on the day prior to the closing and a term of three years which shall be exercised on a cash basis provided that the Company is not in default and the shares underlying the warrant are subject to an effective registration statement

At January 31, 2010 the Company was in default on the debentures that have been issued.

Risks Related to the Securities

OUR COMMON STOCK MAY BE SUBJECT TO THE "PENNY STOCK" RULES.

The Company's Common Stock is not currently being traded. If we begin to trade, our common stock may be subject to the SEC's "penny stock" rules. The term "penny stock" generally refers to low-priced (below $5), speculative securities of very small companies. While penny stocks generally are quoted over-the-counter, such as on the OTC Bulletin Board or in the Pink Sheets, they may also trade on securities exchanges, including foreign securities exchanges. In addition, penny stocks include the securities of certain private companies with no active trading market.

Before a broker-dealer can sell a penny stock, SEC rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer's account.

Penny stocks may trade infrequently, which means that it may be difficult to sell penny stock shares once you own them. Because it may be difficult to find quotations for certain penny stocks, they may be impossible to accurately price. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

THE PRICE OF OUR SHARES OF COMMON STOCK IN THE FUTURE MAY BE VOLATILE.

The market price of our Common Stock will likely be volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including: technological innovations or new products and services by us or our competitors; additions or departures of key personnel; sales of our Common Stock; our ability to integrate operations, technology, products and services; our ability to execute our business plan; operating results below expectations; loss of any strategic relationship; industry developments; economic and other external factors; and period-to-period fluctuations in our financial results. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

OUR PREFERRED STOCK MAY BE USED TO AVOID A CHANGE IN CONTROL OF THE COMPANY.

Our Certificate of Incorporation authorizes the issuance of 20,000,000 million shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue additional Preferred Stock with dividend, liquidation, conversion, voting or other rights that could be used to avoid a change of control of the Company and which suppress the value of our Common Stock

Item 2. Financial Information

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements, and the notes thereto included herein. The information contained below includes statements of our management's beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a discussion on forward-looking statements, see the information set forth in the Introductory Note to this registration statement under the caption "Forward Looking Statements", which information is incorporated herein by reference.

Overview

Galea Life Sciences, Inc. is focused on bringing Nutraplete(TM) to the HIV/AIDS marketplace as the first Nutraplete(TM), a specialized therapeutic multi-nutritional dietary supplement, drink mix. Nutraplete is formulated specifically to benefit people living with HIV/AIDS. Micronutrient deficiency is common in people living with HIV/AIDS. This may be a result of the HIV infection itself, poor absorption of nutrients, changes in metabolism, HIV drugs, poor appetite, diarrhea, infections or damage in the gut. While micronutrients can be found in foods, most HIV-positive people cannot meet all their nutritional needs through diet alone. The potential therapeutic benefits of Nutraplete(TM) results from a proprietary combination of nutritional supplements.

Nutraplete is manufactured by third party contract suppliers. The original Nutraplete formulation was manufactured by Bactolac Pharmaceutical, Inc. of Hauppauge, NY. The Company is currently in the process of reviewing contract suppliers to gain optimum product quality and price advantage.

Nutraplete can be prescribed by medical professionals and is available for Medicaid reimbursement in a number of key states including New York, New Jersey, Connecticut, Nevada, Illinois and Washington State. The Company is seeking Medicaid approvals in other key states.

We have a five-year, exclusive distribution agreement with industry leader Allion Healthcare, operator of MOMS (Mail Order Medication Systems) Pharmacy. MOMS is a nationwide pharmacy provider specializing in the treatment of HIV/AIDS, presently providing discreet medication delivery services to more than 24,000 HIV/AIDS patients, nearly 90% of whom are Medicaid recipients.

MOMS is also a marketing partner which positions Nutraplete directly in front of the medical professionals, pharmacists and patients who form our primary market.

In October, 2008, the company has accepted an offer of settlement with the U.S. Securities and Exchange Commission (SEC) in connection with an administrative proceeding instituted pursuant to Section 12(j) of the Securities and Exchange Act of 1934. This resulted in revocation of the registration of each class of the Company's securities, and therefore, halted trading of the Company's stock.

The Company is filing this new Form 10 registration statement with the SEC. The Company is intending to have its stock to begin trading on the OTC Bulletin Board, if, and when, the company clears SEC comments on the Form 10, and FINRA has accepted the Company's stock for quotation. The Company has not submitted an application for trading on the OTC Bulletin Board.

As of May 3, 2010, there are 41,342,854 outstanding common shares.

Organizational History

On August 10, 2007 ITAQ was acquired by Galea Life Sciences, Inc. (a shell Company) ("Galea") and to consummate the transaction Galea issued 23,567,624 shares of restricted common stock to the ITAQ stockholders. This transaction was accounted for as a reverse acquisition, or a recapitalization of Galea, meaning that the Galea, the legal acquirer, is considered, for accounting purposes, to be the acquiree and whereby ITAQ issued 7,504,778 shares of common stock and 750,000 shares of preferred stock in exchange for the net liabilities of the Galea of $4,274,522. Upon completion of the transaction the stockholders of the ITAQ owned the controlling interest of the combined company and the Company's financial statements reflect those of ITAQ.

Management Discussion and Analysis and Plan of Operation

Management Discussion and Analysis for the Period Ended January 31, 2010
------------------------------------------------------------------------

REVENUES. During three-month period ended January 31,2010 and 2009 we had gross revenues of $7,500 and $26,618 respectively. The sales are attributable to product sold to Allion as samples and for the Clinical Evaluations being conducted in Seattle in Miami.

OPERATING EXPENSES. Our operating expenses consist primarily of professional and consulting services, expenses for executive and administrative personnel and, investor and public relations, research and development, telephone and communications, facilities expenses, travel and related expenses, and other general corporate expenses. Our operating expenses for the period January 31,2010 were $29,045 compared to operating expenses of $12,842 for the same period in 2009.

LOSS FROM OPERATIONS. We had an operating loss of ($40,034)) for the period ended 2010 as compared to an operating loss of ($12,438) for the same period in 2009. After provisions for preferred dividends we had a net loss of $(58,784) and $(31,188) for the period ended January 31, 2010 and 2009 respectively.

LIQUIDITY AND CAPITAL RESOURCES

ASSETS. At January 31, 2010, we had total assets of $5,575 compared to total assets of $ $20,505 as of October 31, 2009. The decrease is due to a reduction in cash on hand.

The current assets at January 31, 2010, were $3,125 compared to $18,055 at October 31, 2009.

LIABILITIES. At January 31, 2010, we had total liabilities of $5,598,449 compared to total liabilities of $5,124,040 as of October 31, 2009.

We had no long term liabilities as at January 31, 2010 and October 31, 2009.


CASH FLOWS. Our cash used in operating activities was $3,920 compared to $43,097 for the prior period.

During the period ended January 31, 2010, there was net cash used in financing activities of $(18,850) related to payment of dividends on preferred shares compared to $(43,256) in 2009 used in investing activities which was related to dividends on preferred shares and debentures payable.

Management Discussion and Analysis for the Fiscal Year Ended October 31, 2009
-----------------------------------------------------------------------------
and 2008
--------

REVENUES. During fiscal 2009 and 2008, we had revenues of $91,418 and $0 respectively. The sales are attributable to product sold to Allion as samples and for the Clinical Evaluations being conducted in Seattle in Miami.

OPERATING EXPENSES. Our operating expenses consist primarily of professional and consulting services, expenses for executive and administrative personnel and insurance, investor and public relations, research and development, telephone and communications, facilities expenses, travel and related expenses, and other general corporate expenses. Our operating expenses for fiscal 2009 were $77,402 compared to fiscal year 2008 operating expenses of $256,869. The decrease is related to a transition from final research and development activities as well as preparation for the clinical evaluations to providing product for the clinical evaluations.

LOSS FROM OPERATIONS. We had an operating loss of ($3,165)) for fiscal year 2009 as compared to an operating loss of ($256,869) for fiscal 2008, primarily due to decreased operating expenses as described above.

OTHER INCOME (EXPENSE). We had net other expenses totaling ($ 81,682) during fiscal year 2009 compared to ($128,669) during fiscal 2008. Other expenses consisted of interest expenses.

NET LOSS. We had a net loss of ($159,847) in fiscal year 2009 compared to a net loss of $(460,538) in fiscal 2008. The decrease in net loss is primarily attributable to the decrease in the operating expenses as discussed above and lower interest expense.

LIQUIDITY AND CAPITAL RESOURCES

ASSETS. At October 31, 2009, we had total assets of $20,505 compared to total assets of $159 as of October 31, 2008.

LIABILITIES. At October 31, 2009, we had total liabilities of $5,554,608 compared to total liabilities of $4,944,097 as of October 31, 2008.

CASH FLOWS. Our cash provided by operating activities was $117,302 compared to cash used in operating activities of ($189,903) for the prior year.

During 2009, there was ($99,406) used in investing activities compared to ($189,812) in 2008 used in investing activities.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company had a net loss of $(58,784) for the three-month period ended January 31, 2010, and a stockholders' deficit of $ (5,162,306) at January 31, 2010. These factors raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Throughout 2009 and continuing into 2010, the Company has been dependent upon funding from shareholders. Funding decisions have typically not extended beyond thirty days at any given time, and the Company does not currently have a defined funding source. Funding delays and uncertainties have seriously damaged vendor relationships, new product development and revenues. In the absence of continued funding by shareholders, the Company would have insufficient funds to continue operations. There is no assurance that additional funding will be available or available on terms and conditions acceptable to the Company.

Plan of Operation
-----------------

Our relationship with MOMS Pharmacy is key to moving Nutraplete forward in this market. We envision our growth will be primarily organic - through both the increased market share that we will experience as MOMS itself gains market share, experience with the product within the target population and the resulting word of mouth within HIV/AIDS communities. MOMS Pharmacy is building physical pharmacies inside HIV/AIDS clinics through pharmacy/clinic partnerships in the heart of major HIV/AIDS populations. The first three pharmacy/clinic partnerships, serving more than a combined 24,000 HIV/AIDS patients, are located in Seattle, San Diego and San Francisco. This year MOMS Pharmacy intends to expand this program to New York and Florida. MOMS introduces our product to these populations through case managers, strategic sponsorships and other person-to-person marketing methods. Additionally, we are in the process of planning and conducting clinical evaluations in Miami and Seattle. The Seattle Nutraplete Evaluation is comprised of 20 participants. The objective is to assess the efficacy of adding Nutraplete to stable HIV-1 infected individuals. The evaluation period is from 60 to 90 days, depending on the individual. Results will be based physical examination, lab results and quality of life data. This evaluation portion has been completed and we are currently in the final data evaluation stages. The Miami evaluation is currently in the planning/protocol development stages.

In addition to our current Medicaid reimbursement approvals in New York, Connecticut, New Jersey, Nevada, Washington State and Illinois (these states represent the major share of the HIV/AIDS population currently in the U.S.), we are seeking approvals in Florida, Texas, Washington, DC, Pennsylvania and Maryland.

Our new sugar-free Nutraplete formulation will be completed by the third quarter 2010. At that point, aggressive marketing initiatives with MOMS Pharmacy will commence through direct medical professional sales, internet marketing, extensive public relations activities and product sampling.

Critical Accounting Policies and Estimates

Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent asset sand liabilities. At each balance sheet date, management evaluates its estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

ACCEPTANCE OF SEC SETTLEMENT

In October, 2008, the company has accepted an offer of settlement with the U.S. Securities and Exchange Commission (SEC) in connection with an administrative proceeding instituted pursuant to Section 12(j) of the Securities and Exchange Act of 1934. This will result in revocation of the registration of each class of GLSN securities, and therefore, halt trading of the Company's stock. The Company failed to file periodic filings with the SEC, including 10Q and 10K from 2003 to 2008.


Item 3. Properties

The Company currently utilizes virtual offices at 10151 University Blvd, Suite 508, Orlando, Florida for $15 per month for a term of 12 months. The officers and directors work individual from their own offices and do not charge the company for the use of this space.


Item 4. Security Ownership of Certain Beneficial Owners and Management

------------------ -------------------------------- --------------- ------------
                                                       (3) Amount
                                                       and nature
                    (2) Name and address of          of beneficial   (4) Percent
(1) Title of class      beneficial owner               ownership       of class
------------------ -------------------------------- --------------- ------------
   Common Shares    Paul Zuromski                      2,725,000          5.2%*
                    10151 University Blvd
                    Suite 508
                    Orlando, FL 32817
------------------ -------------------------------- --------------- ------------
                    Trafalgar Capital                  5,000,000         12.4%
                    Specialized Investment Fund (1)
                    8-10 Rue Mathias Har
                    L-1030 Luxembourg
------------------ -------------------------------- --------------- ------------

------------------ -------------------------------- --------------- ------------
                    Alison Cohen                         -0-
------------------ -------------------------------- --------------- ------------


* Based on 41,342,854 shares of common stock issued and outstanding as May 3, 2010.
(1) To the best of the knowledge of the Company the natural person with voting control over the shares owned is Andrew Garai who is Chairman of Trafalgar Capital sarl, the General Partner of Trafalgar Capital Specialized Investment Fund.


Item 5. Directors and Executive Officers

Name                       Age                    Position

Paul Zuromski              57                     Chairman & President

Alison Cohen               44                     Director

Paul Zuromski, President and Director
Mr. Zuromski was founder and president of Island Publishing Company, Inc.,(1982-1994) publisher of America's preeminent natural living/natural product magazine: Body, Mind & Spirit. The Company produced this country's largest consumer health expositions and developed and marketed therapeutic natural products worldwide. He is a leading expert in consumer marketing and product development. Mr. Zuromski has consulted with private and public companies with issues ranging from operations to product development in high technology, financial publishing and hi-technology materials.(1994-2007)

Valentino Trubiani resigned as Director on December 10th, 2009. He served as
Director from May 2009, to December, 2009.


Alison Cohen, Director
Alison Rosenberg Cohen was elected a Director of the Company in June 1992. Ms.
Cohen graduated from the University of Miami in 1988 with a B.S. in advertising and marketing.

Item 6. Executive Compensation

-----------------------------------------------------------------------------------------------------
                                 SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------
                                                     Non-Equity    Nonqualified
Name                                                 Incentive     Deferred
and                                  Stock   Option  Plan          Compensation  All Other
principal             Salary  Bonus  Awards  Awards  Compensation  Earnings      Compensation  Total
position        Year  ($)     ($)    ($)     ($)     ($)           ($)           ($)           ($)
(a)             (b)   (c)     (d)    (e)     (f)     (g)           (h)           (i)           (j)
--------------  ----  ------  -----  ------  ------  ------------  ------------  ------------  -----
Paul Zuromski   2007      (1)
President       2008      (1)
                2009  $250(1)
-----------------------------------------------------------------------------------------------------

(1) At present the Company is not disbursing any compensation to employees. Galea intends to enter into an employment agreement with Paul Zuromski. In lieu of salary Mr. Zuromski has accepted 1,000,000 (one million) shares (on 8/12/09) and has agreed to accept 125,000 shares per quarter until such time that Galea can make cash payments. These shares have been issued to Mr. Zuromski. As there is no current market for the Company's securities, we have valued them at par. There are no effective employment contracts.

Item 7. Certain Relationships and Related Transactions, and Director
        Independence

There have been no transactions or series of transactions which would be required to be disclosed under Rule 404 of regulation S-K.

Item 8. Legal Proceedings

None


Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

Our Common Stock

As of the date of this Registration Statement, our common stock is not listed for trading. In October, 2008, the company has accepted an offer of settlement with the U.S. Securities and Exchange Commission (SEC) in connection with an administrative proceeding instituted pursuant to Section 12(j) of the Securities and Exchange Act of 1934. This resulted in revocation of the registration of each class of GLSN securities, and therefore, halted trading of the Company's stock.

As of May 3, 2010, there are 41,342,854 shares of common stock issued and outstanding. Upon the effectiveness of this Registration Statement on Form 10, the intention is for the company's stock to begin trading on the OTC Bulletin Board, if and when the company clears SEC comments on the Form 10, and FINRA has accepted the Company's stock for quotation. The Company has not submitted an application for trading on the OTC Bulletin Board.

The holders of the Company's common stock are entitled to one vote per share. The common stock holders do not have preemptive rights to purchase, subscribe for, or otherwise acquire any shares of common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, the Company has no plans to register its securities in any particular state.

If we fail to meet certain SEC standards, our common stock may become subject to the "penny stock" rules under the provisions of Section 15(g) and Rule 15g- 9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

Item 10. Recent Sales of Unregistered Securities

On March 16, 2010 the Company sold $50,000 of its Series C Preferred shares to an accredited investor. The Series C Preferred shares have the following attributes:

Conversion Rights:
Each Preferred Share is convertible into two (2) shares of the Company's Common stock.

Voting Rights:
All Preferred shares are convertible into two (2) shares of the Company's Common Stock, which will have voting rights as provided by the Company's Bylaws.

Warrants:
Purchasers of this class of Preferred shares will be entitled to receive one warrant to purchase one share of the Company's Common stock at $0.50 per share, which will be exercisable within the period ending three (3) years from the purchase date.

In February 2008, the Company received proceeds of $275,000 from the issuance of a convertible debenture. The debenture is payable on February 2010 and bears interest at 12% per annum. The debenture requires monthly principal and interest beginning in the fourth month after issuance. Beginning 60 days after issuance the debenture is convertible into the Company's common stock at the lower of 100% of the volume weighted average price of the stock as reported by Bloomberg on the closing date or at a 20% discount to the lowest daily closing bid price of the common stock during the five trading days prior to the conversion date.

In addition, warrants were issued to one debenture holder to purchase 275,000 shares of common stock at an exercise price equal to the closing price for the shares on the day prior to the closing and a term of three years which shall be exercised on a cash basis provided that the Company is not in default and the shares underlying the warrant are subject to an effective registration statement. The debenture was collaterized with shares of the Company's common stock pledged by certain shareholders. The lender seized these collateral shares in March 2009.


Item 11. Description of Securities to be Registered

The following description of certain matters relating to our securities does not purport to be complete and is subject in all respects to applicable Florida law and to the provisions of our certificate of incorporation ("Certificate of Incorporation") and By-laws (the "By-Laws").

Common Stock
------------
We are authorized to issue 100,000,000 shares of Common Stock, $0.0001 par value. As of the date of this Registration Statement, there were 41,342,854 shares of Common Stock outstanding. Each share of our Common Stock is entitled to one vote at all meetings of our stockholders. Our stockholders are not permitted to cumulate votes in the election of directors. All shares of our Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our Common Stock. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Certificate of Incorporation nor our By-Laws contain any provisions which limit or restrict the ability of another person to take over our company.

As of the date of this registration statement, there were 88 shareholders of record. Of the 41,342,854 shares of Common Stock outstanding, 9,853,929 are restricted and cannot be resold unless registered under the Securities Act or pursuant to an exemption thereto.

Item 12. Indemnification of Directors

Title 36, Chapter 607, Section 607.850 of the Florida Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company.

In accordance with the provisions referenced above, the Company shall indemnify to the fullest extent permitted by its bylaws, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.


Item 13. Financial Statements and Supplementary Data

The Company's interim financial statements for the period ended January 31, 2010 and audited financial statements for the years ended October 31, 2009 and the notes thereto.


Item 14. Changes in Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a) Financial Statements

                                                                           Page
                                                                            No.
                                                                           ----
Balance Sheets For the Periods Ended January 31, 2010 and October
31, 2009                                                                    21

Consolidated Statements of Operations                                       22

Consolidated Statements of Stockholders' Deficit                            23

Consolidated Statements of Cash Flows                                       24

Notes to Consolidated Financial Statements                                  26


Report of Independent Registered Public Accounting Firm                     28

Balance Sheets For the Periods Ended October 31, 2009 and 2008              29

Consolidated Statements of Operations                                       30

Consolidated Statements of Stockholders' Deficit                            31

Consolidated Statements of Cash Flows                                       33

Notes to Consolidated Financial Statements                                  34


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                            Condensed Balance Sheets
                      January 31, 2010 and October 31, 2009

                                     ASSETS

                                                            2010           2009
                                                        -----------    -----------
                                                        (Unaudited)
Current Assets
   Cash                                                 $     3,125    $    18,055
                                                        -----------    -----------
     Total current assets                                     3,125         18,055

Furniture and equipment, net                                   --             --

Security deposits                                             2,450          2,450
                                                        -----------    -----------

      Total Assets                                      $     5,575    $    20,505
                                                        ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
   Accounts payable and accrued expenses                $   153,606    $   146,905
   Loans payable - other                                      5,205          5,205
   Loans payable - affiliates                               495,928        495,928
   Accrued interest and dividends                         1,849,481      1,812,241
   Debentures payable                                     2,663,661      2,663,661
                                                        -----------    -----------
     Total Liabilities                                    5,167,881      5,124,040
                                                        -----------    -----------

Stockholders' Deficit
   Preferred stock, $0.0001 par value;
     20,000,000,000 shares authorized,
     750,000 issued and outstanding at
     liquidation value                                      750,000        750,000
   Common stock, $0.0001 par value;
     100,000,000 shares authorized;
     33,697,402 and 33,572,402 shares
     issued and outstanding, respectively                     3,370          3,357
   Additional paid in capital                            (1,704,937)    (1,704,937)
   Accumulated deficit prior to the development stage    (1,958,787)    (1,958,787)
   Accumulated deficit during development stage          (2,251,952)    (2,193,168)
                                                        -----------    -----------
     Total Stockholders' Deficit                         (5,162,306)    (5,103,535)
                                                        -----------    -----------

Total Liabilities and Stockholders' Deficit             $     5,575    $    20,505
                                                        ===========    ===========


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Operations
    For the Three Months Ended January 31, 2010 and 2009, and for the Period
              From November 1, 2001 (Inception) to January 31, 2010

                                                     From
                                                  November 1,
                                                     2001
                                                  (Inception)       For the Three Months
                                                      to               Ended January 31,
                                                  January 31,    ----------------------------
                                                     2010            2010            2009
                                                 ------------    ------------    ------------
Revenue                                          $     98,918    $      7,500    $     26,618
Cost of goods sold                                     17,181            --              --
                                                 ------------    ------------    ------------
   Gross income                                        81,737           7,500          26,618
                                                 ------------    ------------    ------------
Expenses:
General and administrative expenses                 1,753,835          29,045          12,842
                                                 ------------    ------------    ------------
                                                    1,753,835          29,045          12,842
                                                 ------------    ------------    ------------

   Net (loss) before other income and expenses     (1,672,098)        (21,545)         13,776

Other income and expenses
   Interest expense                                  (392,354)        (18,489)        (26,214)
   Provision for income taxes                            --              --              --
                                                 ------------    ------------    ------------
                                                     (392,354)        (18,489)        (26,214)
                                                 ------------    ------------    ------------

   Net Loss                                        (2,064,452)        (40,034)        (12,438)

   Dividends - Preferred                             (187,500)        (18,750)        (18,750)
                                                 ------------    ------------    ------------

   Net Loss Available to Common Shareholders     $ (2,251,952)   $    (58,784)   $    (31,188)
                                                 ============    ============    ============

Loss per common share - Basic and fully
   diluted                                                       $      (0.00)   $      (0.00)
                                                                 ============    ============

Weighted average number of shares
   outstanding - Basic and fully diluted                           33,697,402      34,822,402
                                                                 ============    ============


                                                   Galea Life Sciences, Inc.
                                                 (A Development Stage Company)
                                         Condensed Statement of Stockholders' (Deficit)
                              For the Period from November 1, 2001 (Inception) to January 31, 2010


                                                                                              Accumulated Deficit
                                                                                          --------------------------
                                                                                            Prior to
                          Common Stock               Preferred Stock        Additional        the        During the
                   -------------------------   -------------------------     Paid-in      Development    Development
                      Shares        Amount        Shares        Amount       Capital         Stage          Stage          Total
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
November 1, 2001     9,608,172   $       961          --            --     $ 1,393,126    $(1,958,787)   $      --      $  (564,700)
Common stock
issued for
services at
$0.10 per share        100,000            10          --            --           9,990           --             --           10,000
Net loss -
October 31, 2002          --            --            --            --            --             --         (202,477)      (202,477)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at           9,708,172           971          --            --       1,403,116     (1,958,787)      (202,477)      (757,177)
October 31, 2002
Common stock
issued to
Acquire
BioSource
Therapeutics
at $0.10 per
share                2,912,452           291          --            --         290,954           --             --          291,245
Merger of
Bio-Source
subsidiary into
Galea                     --            --            --            --         (22,158)          --             --          (22,158)
Net loss -
October 31, 2003          --            --            --            --            --             --         (461,194)      (461,194)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2003    12,620,624         1,262          --            --       1,671,912     (1,958,787)      (663,671)      (949,284)
Common stock
issued for
services at
$0.10 per share        100,000            10          --            --           9,990           --             --           10,000
Net loss -
October 31, 2004          --            --            --            --            --             --          (32,692)       (32,692)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2004    12,720,624         1,272          --            --       1,681,902     (1,958,787)      (696,363)      (971,976)
Common stock
issued for
services at
$0.10 per share      1,105,000           111          --            --         110,389           --             --          110,500

Common stock
issued for cash
at $0.10 per
share                  182,000            18          --            --          18,182           --             --           18,200


                                       23

                                                                                              Accumulated Deficit
                                                                                          --------------------------
                                                                                            Prior to
                          Common Stock               Preferred Stock        Additional        the        During the
                   -------------------------   -------------------------     Paid-in      Development    Development
                      Shares        Amount        Shares        Amount       Capital         Stage          Stage          Total
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Net loss -
October 31, 2005          --            --            --            --            --             --         (178,727)      (178,727)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2005    14,007,624         1,401          --            --       1,810,473     (1,958,787)      (875,090)    (1,022,003)
Common stock
issued for cash
at $0.10 per
share                2,960,000           296          --            --         295,704           --             --          296,000
Common stock
issued for
services at
$0.10 per share      6,600,000           660          --            --         659,340           --             --          660,000
Net loss -
October 31, 2006          --            --            --            --         124,250           --         (250,814)      (126,564)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2006    23,567,624         2,357          --            --       2,889,767     (1,958,787)    (1,125,904)      (192,567)
Common stock
issued for
recapitalization     7,504,778           750          --            --      (5,025,272)          --             --       (5,024,522)
Preferred stock
issued for
recapitalization          --            --         750,000       750,000          --             --             --          750,000
Recapitalization
of Notes Payable          --            --            --            --         430,568           --             --          430,568
Dividends                 --            --            --            --            --             --          (18,750)       (18,750)
Net loss                  --            --            --            --            --             --         (428,129)      (428,129)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2007    31,072,402         3,107       750,000       750,000    (1,704,937)    (1,958,787)    (1,572,783)    (4,483,400)
Dividends                 --            --            --            --            --             --          (75,000)       (75,000)
Net loss                  --            --            --            --            --             --         (385,538)      (385,538)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
October 31, 2008    31,072,402         3,107       750,000       750,000    (1,704,937)    (1,958,787)    (2,033,321)    (4,943,938)
Dividends                 --            --            --            --            --             --          (75,000)       (75,000)
Common stock
issued for
services at
$0.0001 per share    2,500,000           250          --            --            --             --             --              250
Net loss                  --            --            --            --            --             --          (84,847)       (84,847)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
October 31, 2009    33,572,402         3,357       750,000       750,000    (1,704,937)    (1,958,787)    (2,193,168)    (5,103,535)
Dividends                 --            --            --            --            --             --          (18,750)       (18,750)
Common stock
issued for
services at
$0.0001 per share      125,000            13          --            --            --             --             --               13
Net loss                  --            --            --            --            --             --          (40,034)       (40,034)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
January 31, 2010    33,697,402         3,370       750,000       750,000    (1,704,937)    (1,958,787)    (2,251,952)    (5,162,306)


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Cash Flows
    For the Three Months Ended January 31, 2010 and 2009, and for the Period
              From November 1, 2001 (Inception) to January 31, 2010


                                                          From
                                                       November 1,
                                                          2001
                                                       (Inception)       For the Three Months
                                                           to              Ended January 31,
                                                       January 31,    --------------------------
                                                          2010           2010            2009
                                                       -----------    -----------    -----------
Cash flows from operating activities:
   Net loss                                            $(2,064,452)   $   (40,034)   $   (12,438)
   Adjustments to reconcile net loss to
     net cash used in operating activities:
   Stock issued for services                               790,764             13           --
   Recapitalization                                        475,500           --             --
Changes in Assets and Liabilities:
   (Decrease) Increase in security deposits                 (2,450)          --             --
   Increase in accounts payable and accrued expenses       436,757         43,941         55,535
   Stock issued to repay debenture                            --             --             --
                                                       -----------    -----------    -----------
Net cash used in operating activities                     (457,631)         3,920         43,097
                                                       -----------    -----------    -----------

Cash flows from financing activities:
   Due to stockholders                                        --             (100)          --
   Debentures payable                                      238,661           --          (24,506)
   Increase in loan payable - other                          1,645           --             --
   Proceeds from sales of common stock                     314,200           --             --
   Dividends                                               (93,750)       (18,750)       (18,750)
                                                       -----------    -----------    -----------
Net cash provided by financing activities                  460,756        (18,850)       (43,256)
                                                       -----------    -----------    -----------

Net (decrease) increase in cash                              3,125        (14,930)          (159)
Cash - November 1                                             --           18,055            159
                                                       -----------    -----------    -----------
Cash - January 31                                      $     3,125    $     3,125    $      --
                                                       ===========    ===========    ===========

Supplemental cash flow information:
   Cash paid during the period for:
     Interest                                          $    63,061    $      --      $     7,724
                                                       ===========    ===========    ===========
     Income taxes                                      $      --      $      --      $      --
                                                       ===========    ===========    ===========

   Non cash investing and financing activities
     Common shares issued for acquisition              $   291,245    $      --      $      --
                                                       ===========    ===========    ===========

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                     Notes to Condensed Financial Statements
                      January 31, 2010 and October 31, 2009

1. Presentation of Interim Information

These condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for interim financial statements and Item 310(b) of Regulation S-K. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these condensed financial statements. Operating results for the three months ended January 31, 2010 are not necessarily indicative of the results that may be expected for the year ending October 31, 2010.

These financial statements should be read in conjunction with the financial statements of Galea Life Sciences, Inc. (the "Company") as of and for the year ended October 31, 2009, and for the period from inception (November 1, 2001) to October 31, 2009.

2. Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue will be recognized at the time the product is delivered or services are performed. Provision for sales returns will be estimated based on the Company's historical return experience. Revenue will be presented net of returns.

3. Earnings Per Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share". Basic earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods when common stock equivalents are anti-dilutive they are not considered in the computation.

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                     Notes to Condensed Financial Statements
                      January 31, 2010 and October 31, 2009

4. Going Concern

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. These condensed financial statements show that there are minimal revenues and current liabilities exceed current assets by approximately $5,165,000 at January 31, 2010. The future of the Company is dependent upon its ability to raise the necessary working capital to permit its continued purchasing of inventory. The condensed financial statements do not include any adjustments relating to the recoverability and classifications of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

5. Loan Payable - Stockholders

The loan, which is due on demand, was incurred by ITAQ in connection with the acquisition of a distribution license from a corporate stockholder in August 1996 had an original due date of August 28, 1998. The loan bears interest at prime plus 1% (or 8.75%). There are no installment payments due under the terms of the agreement. Principal of $430,568 plus all accrued interest is due on demand. 6. Dividends During the three months ended January 31, 2010 the Company declared and accrued dividends in the amount of $18,750 on its preferred stock.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Stockholders and Board of Directors
Galea Life Sciences, Inc.

We have audited the accompanying balance sheet of Galea Life Sciences, Inc., (A Development Stage Company) as of October 31, 2009 and 2008, and the related statements of operations, stockholders' (deficit) and cash flows for the years ended October 31, 2009 and 2008, and the period from inception (November 1, 2001) to October 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Galea Life Sciences, Inc., (A Development Stage Company) as of October 31, 2009 and 2008, and results of its operations and its cash flows for the years then ended, and for the period from inception (November 1, 2001) to October 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ David A. Aronson, CPA, P.A.
---------------------------------------------
David A. Aronson, CPA. P.A.


North Miami Beach, Florida
March 17, 2010

                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                            Condensed Balance Sheets
                            October 31, 2009 and 2008


                                     ASSETS

                                                        2009           2008
                                                    -----------    -----------

Current Assets
  Cash                                              $    18,055    $       159
                                                    -----------    -----------
    Total current assets                                 18,055            159

Security deposits                                         2,450           --
                                                    -----------    -----------

      Total Assets                                  $    20,505    $       159
                                                    ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Accounts payable and accrued expenses             $   146,905    $    91,514
  Loans payable - stockholders                              100           --
  Loans payable - other                                   5,205          5,205
  Loans payable - affiliates                            495,928        495,928
  Accrued interest and dividends                      1,812,241      1,663,283
  Debentures payable                                  2,663,661      2,688,167
                                                    -----------    -----------
    Total Liabilities                                 5,124,040      4,944,097
                                                    -----------    -----------

Stockholders' Deficit
  Preferred stock, $0.0001 par value;
    20,000,000,000 shares authorized,
    750,000 issued and outstanding at
    liquidation value                                   750,000        750,000
  Common stock, $0.0001 par value;
    100,000,000 shares authorized;
    33,572,402 and 31,072,402 shares
    issued and outstanding, respectively                  3,357          3,107
  Additional paid in capital                         (1,704,937)    (1,704,937)
Accumulated deficit prior to development stage       (1,958,787)    (1,958,787)
Accumulated deficit during development stage         (2,193,168)    (2,033,321)
                                                    -----------    -----------
    Total Stockholders' Deficit                      (5,103,535)    (4,943,938)
                                                    -----------    -----------

Total Liabilities and Stockholders' Deficit         $    20,505    $       159
                                                    ===========    ===========


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Operations
        For the Years Ended October 31, 2009 and 2008, and for the Period
              From November 1, 2001 (Inception) to October 31, 2009

                                                  From
                                               November 1,
                                                  2001
                                               (Inception)         For the Year Ended
                                                   to                  October 31,
                                               October 31,    ----------------------------
                                                  2009            2009            2008
                                              ------------    ------------    ------------

Revenue                                       $     91,418    $     91,418    $       --
Cost of goods sold                                  17,181          17,181            --
                                              ------------    ------------    ------------
  Gross income                                      74,237          74,237            --
                                              ------------    ------------    ------------

Expenses:
General and administrative expenses              1,724,791          77,402         256,869
                                              ------------    ------------    ------------
                                                 1,724,791          77,402         256,869
                                              ------------    ------------    ------------

  Net loss before other income and expenses     (1,650,554)         (3,165)       (256,869)

Other income and expenses
  Interest expense                                (373,864)        (81,682)       (128,669)
                                              ------------    ------------    ------------
                                                  (373,864)        (81,682)       (128,669)
                                              ------------    ------------    ------------

  Net Loss                                      (2,024,418)        (84,847)       (385,538)

  Dividends - Preferred                           (168,750)        (75,000)        (75,000)
                                              ------------    ------------    ------------

  Net Loss Available to Common Shareholders   $ (2,193,168)   $   (159,847)   $   (460,538)
                                              ============    ============    ============

Loss per common share - Basic and fully
  diluted                                                     $      (0.00)   $      (0.01)
                                                              ============    ============

Weighted average number of shares
  outstanding - Basic and fully diluted                         33,572,402      31,072,402
                                                              ============    ============


                                                 Galea Life Sciences, Inc.
                                               (A Development Stage Company)
                                      Condensed Statement of Stockholders' (Deficit)
                           For the Period from November 1, 2001 (Inception) to October 31, 2009


                                                                                              Accumulated Deficit
                                                                                          --------------------------
                                                                                            Prior to
                          Common Stock               Preferred Stock        Additional        the        During the
                   -------------------------   -------------------------     Paid-in      Development    Development
                      Shares        Amount        Shares        Amount       Capital         Stage          Stage          Total
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at           9,608,172   $       961          --            --     $ 1,393,126    $(1,958,787)   $      --      $  (564,700)
November 1, 2001
Common stock
issued for
services at
$0.10 per share        100,000            10          --            --           9,990           --             --           10,000
Net loss -
October 31, 2002          --            --            --            --            --             --         (202,477)      (202,477)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------

Balance at           9,708,172           971          --            --       1,403,116     (1,958,787)      (202,477)      (757,177)
October 31, 2002
Common stock
issued to
Acquire
BioSource
Therapeutics
at $0.10 per
share                2,912,452           291          --            --         290,954           --             --          291,245
Merger of
Bio-Source
subsidiary into
Galea                     --            --            --            --         (22,158)          --             --          (22,158)
Net loss -
October 31, 2003          --            --            --            --            --             --         (461,194)      (461,194)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2003    12,620,624         1,262          --            --       1,671,912     (1,958,787)      (663,671)      (949,284)
Common stock
issued for
services at
$0.10 per share        100,000            10          --            --           9,990           --             --           10,000
Net loss -
October 31, 2004          --            --            --            --            --             --          (32,692)       (32,692)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2004    12,720,624         1,272          --            --       1,681,902     (1,958,787)      (696,363)      (971,976)
Common stock
issued for
services at
$0.10 per share      1,105,000           111          --            --         110,389           --             --          110,500
Common stock
issued for cash
at $0.10 per
share                  182,000            18          --            --          18,182           --             --           18,200
Net loss -
October 31, 2005          --            --            --            --            --             --         (178,727)      (178,727)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2005    14,007,624         1,401          --            --       1,810,473     (1,958,787)      (875,090)    (1,022,003)


                                       31

                                                                                              Accumulated Deficit
                                                                                          --------------------------
                                                                                            Prior to
                          Common Stock               Preferred Stock        Additional        the        During the
                   -------------------------   -------------------------     Paid-in      Development    Development
                      Shares        Amount        Shares        Amount       Capital         Stage          Stage          Total
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Common stock
issued for cash
at $0.10 per
share                2,960,000           296          --            --         295,704           --             --          296,000
Common stock
issued for
services at
$0.10 per share      6,600,000           660          --            --         659,340           --             --          660,000
Net loss -
October 31, 2006          --            --            --            --         124,250           --         (250,814)      (126,564)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2006    23,567,624         2,357          --            --       2,889,767     (1,958,787)    (1,125,904)      (192,567)
Common stock
issued for
recapitalization     7,504,778           750          --            --      (5,025,272)          --             --       (5,024,522)
Preferred stock
issued for
recapitalization          --            --         750,000       750,000          --             --             --          750,000
Contribution
of Notes Payable          --            --            --            --         430,568           --             --          430,568
Dividends                 --            --            --            --            --             --          (18,750)       (18,750)
Net loss                  --            --            --            --            --             --         (428,129)      (428,129)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2007    31,072,402         3,107       750,000       750,000    (1,704,937)    (1,958,787)    (1,572,783)    (4,483,400)
Dividends                 --            --            --            --            --             --          (75,000)       (75,000)
Net loss                  --            --            --            --            --             --         (385,538)      (385,538)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2008    31,072,402         3,107       750,000       750,000    (1,704,937)    (1,958,787)    (2,033,321)    (4,943,938)
Dividends                 --            --            --            --            --             --          (75,000)       (75,000)
Common stock
issued for
services at
$0.0001 per
  share              2,500,000           250          --            --            --             --             --              250
Net loss                  --            --            --            --            --             --          (84,847)       (84,847)
                   -----------   -----------   -----------   -----------   -----------    -----------    -----------    -----------
Balance at
October 31, 2009    33,572,402   $     3,357       750,000   $   750,000   $(1,704,937)   $(1,958,787)   $(2,193,168)   $(5,103,535)
                   ===========   ===========   ===========   ===========   ===========    ===========    ===========    ===========


                            Galea Life Sciences, Inc.
                          (A Development Stage Company)
                       Condensed Statements of Cash Flows
       For the Years Ended October 31, 2009 and 2008, and for the Period
             From November 1, 2001 (Inception) to October 31, 2009


                                                          From
                                                      November 1,
                                                          2001
                                                      (Inception)        For the Year Ended
                                                           to                October 31,
                                                      October 31,    --------------------------
                                                          2009           2009           2008
                                                      -----------    -----------    -----------
Cash flows from operating activities:
  Net loss                                            $(2,024,418)   $   (84,847)   $  (385,538)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
  Stock issued for services                               790,751            250           --
  Recapitalization                                        475,500           --             --
Changes in Assets and Liabilities:
  (Decrease) Increase in security deposits                 (2,450)        (2,450)
  Increase in accounts payable and accrued expenses       486,566        204,349        195,635
                                                      -----------    -----------    -----------
Net cash used in operating activities                    (367,801)       117,302       (189,903)
                                                      -----------    -----------    -----------

Cash flows from financing activities:
  Due to stockholders                                         100            100           --
  Debentures payable                                      238,661        (24,506)       263,167
  Increase in loan payable - other                          1,645           --            1,645
  Proceeds from sales of common stock                     314,200
  Dividends                                              (168,750)       (75,000)       (75,000)
                                                      -----------    -----------    -----------
Net cash provided by financing activities                 385,856        (99,406)       189,812
                                                      -----------    -----------    -----------

Net increase (decrease) in cash                            18,055         17,896            (91)
Cash - beginning of period                                   --              159            250
                                                      -----------    -----------    -----------
Cash - end of period                                  $    18,055    $    18,055    $       159
                                                      ===========    ===========    ===========

Supplemental cash flow information:
  Cash paid during the period for:
    Interest                                          $    63,061    $     7,724    $    46,212
                                                      ===========    ===========    ===========
    Income taxes                                      $      --      $      --      $      --
                                                      ===========    ===========    ===========

  Non cash investing and financing activities:
    Common shares issued for acquisition              $   291,245    $      --      $      --
                                                      ===========    ===========    ===========

Contribution of Loan                                  $   430,568    $      --      $      --
                                                      ===========    ===========    ===========

                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2009 AND 2008


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

"Galea Life Sciences, Inc., formerly known as Value Holdings, Inc.(the Company) was incorporated in the state of Florida in December 1992. On June 6, 2007 its name was changed to Galea Life Sciences, Inc. On August 10, 2007 the Company merged with Innovative Technologies Acquisition Corporation (""ITAQ"") (Note
2)."

"The Company is considered to be in the development stage, and the accompanying financial statements, represent those of a development stage enterprise."

Principles of Consolidation

"The consolidated financial statements include the accounts of Galea Life Sciences, Inc. and its wholly owned subsidiary, BioSource Therapeutics, Inc. All material intercompany transactions have been eliminated."

Revenue Recognition

"In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:"

Revenue will be recognized at the time the product is delivered or services are performed. Provision for sales returns will be estimated based on the Company's historical return experience. Revenue will be presented net of returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2009 AND 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturities of those instruments. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of term notes convertible notes and notes payable are also approximate fair value.

We review the terms of convertible debt and equity instruments we issue to determine whether there are embedded derivative instruments, including the embedded conversion option, that are required to be bifurcated and accounted for separately as a derivative financial instrument. Generally, where the ability to physical or net-share settle the conversion option is deemed to be not within the control of the company, the embedded conversion option is required to be bifurcated and accounted for as a derivative financial instrument liability.

In connection with the sale of convertible debt and equity instruments, we may also issue freestanding options or warrants. Additionally, we may issue options or warrants to non-employees in connection with consulting or other services they provide. Although the terms of the options and warrants may not provide for net-cash settlement, in certain circumstances, physical or net-share settlement is deemed to not be within the control of the company and, accordingly, we are required to account for these freestanding options and warrants as derivative financial instrument liabilities, rather than as equity.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, we use the Black-Scholes option pricing model to value the derivative instruments.

Any discount from the face value of the convertible debt instrument resulting from the allocation of part of the proceeds to embedded derivative instruments and/or freestanding options or warrants is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

Net Loss Per Common Share

"The Company applies SFAS No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic net loss per share has been computed based on the weighted average of common shares outstanding during the period. Diluted earnings per share include the effects of any outstanding financial instruments that may be converted into common stock. SFAS No. 128 provides guidance to calculate the equivalent number of common shares that would be likely issued in the event the holder would elect to convert the financial instrument into common shares."

                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2009 AND 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

"The Company accounts for income taxes pursuant to the provisions of FASB No. 109 Accounting for Income Taxes, which requires, among other things, a liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company has had operating losses since inception and accordingly has not provided for income taxes. Realization of the benefits related to the net operating loss carryforward may be limited in any one year due to IRS Code Section 382, change of ownership rules."

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 SFAS 159. SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of SFAS 159 will become effective as of the beginning of the 2009 fiscal year. The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 141 (R) Business Combinations SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of the Company's fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's financial statements."

In December 2007, the FASB issued SFAS No. 160 Noncontrolling Interests in Consolidated Financial Statements,an amendment of ARB No. 51. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of the Company's fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's financial statements.

                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2009 AND 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In February 2008, FASB Staff Position (FSP) No.157-2, Effective Date of FASB Statement No.157 was issued. FSP No.157-2 defers the effective date of SFAS No.157 to fiscal years beginning after December15, 2008, and interim periods within those fiscal years, or all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Examples of items within the scope of FSP No.157-2 are non-financial assets and non-financial liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods), and long-lived assets, such as property, plant and equipment and intangible assets measured at fair value for an impairment assessment under SFAS No.144, Accounting for the Impairment or Disposal of Long-Lived Assets. The partial adoption of SFAS 157 on February 1, 2008, with respect to financial assets and financial liabilities recognized or disclosed at fair value in the financial statements on a recurring basis, is not expected to have a material effect on the Company's consolidated financial statements. The Company is currently assessing the impact, if any, of SFAS No.157 relating to its planned February1, 2009, adoption of the remainder of the standard.

In March 2008, the FASB issued SFAS No.161, Disclosures about Derivative Instruments and Hedging Activities-an Amendment of FASB Statement No. 133, which became effective on November 15, 2008. This standard changed the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a)how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c)how derivative instruments and related hedging items affect an entity's financial position, financial performance, and cash flows. The adaptation of this standard had no material impact on the Company's financial statements.

In April 2008, the FASB issued FASB Staff Position (FSP) FSP 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No.142, Goodwill and Other Intangible Assets. The intent of this FSP if to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows to measure the fair value of the asset under FASB Statement No.141 (Revised 2007), Business Combinations, and other U.S. generally accepted accounting principles (GAAP). This FSP is effective for financial statements issued for fiscal years beginning after December15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company does not expect the adoption of FAS 142-3 to have a material effect on its results of operations and financial condition.

                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                           "OCTOBER 31, 2009 AND 2008"

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In May 2008, the FASB issued FASB Staff Position (FSP) No.APB 14-1 Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, on a retroactive basis and will be adopted by the Company in the first quarter of fiscal 2009. The Company does not expect the adoption of FSP APB 14-1 to have a material effect on its results of operations and financial condition.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, which becomes effective upon approval by the SEC. The standard sets forth the sources of accounting principles and provides entities with a framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. It is not expected to change any of the Company's current accounting principles or practices and therefore, is not expected to have a material impact on its financial statements."

NOTE 2 RECAPITALIZATION

On August 10, 2007 ITAQ was acquired by Galea Life Sciences, Inc. (a shell Company) ("Galea") and to consummate the transaction Galea issued 23,567,624 shares of restricted common stock to the ITAQ stockholders. This transaction was accounted for as a reverse acquisition, or a recapitalization of Galea, meaning that the Galea, the legal acquirer, is considered, for accounting purposes, to be the acquiree and whereby ITAQ issued 7,504,778 shares of common stock and 750,000 shares of preferred stock in exchange for the net liabilities of the Galea of $4,274,522. Upon completion of the transaction the stockholders of the ITAQ owned the controlling interest of the combined company and the Company's financial statements reflect those of ITAQ.


                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2009 AND 2008


NOTE 3 - NOTES PAYABLE - RELATED PARTIES

                                                                                     2009         2008
                                                                                  ----------   ----------
Notes payable to affiliate; unsecured and due on demand; interest at 8.25%        $  209,128   $  209,128
Notes payable to affiliate; unsecured and due on demand; interest at 15.00%           60,000       60,000
Notes payable to affiliate; unsecured and due on demand; interest at 15.00%          126,800      126,800
Notes payable to affiliate; unsecured and due on demand; interest at 8.25%           100,000      100,000
                                                                                  ----------   ----------

                                                                                  $  495,928   $  495,928

NOTE 4 - CONVERTIBLE DEBENTURES

In August and October 2000 the Company received the proceeds of $2,000,000 by issuing two convertible debentures in the amount of $1,000,000. The debentures, with an interest rate of 10% per annum, were payable two years from the date of issuance or August 10, 2002 and October 11, 2002, respectively. Interest is payable quarterly. The debentures are convertible into common stock at the lower of $0.14 per share or 85% of the average closing bid price of the stock for the five lowest of the twenty two consecutive trading days immediately prior to the trading day on which written notice of the exercise of the conversion right is transmitted. The conversion privilege cannot be utilized prior to the date which is 90 days from when the SEC registration statement becomes effective (which registers the securities underlying the conversion feature). The registration has not become effective, therefore the value of the beneficial purchase interest conversion feature cannot be measured at October 31, 2009.

In addition, warrants were issued to one debenture holder to purchase 5,000,000 shares of common stock at $0.14 per share. This warrant expired two years from the issue date or October 10, 2002. This debenture holder was also provided with a warrant to purchase an additional $1,000,000, 10% debenture that includes warrants to purchase 250,000 shares of common stock at $0.14 per share. This warrant to purchase an additional debenture expires 30 days after the date the registration statement becomes effective.

In January 2001, the Company received proceeds of $450,000 from the issuance of a convertible debenture. The debenture, with an interest rate of 10% per annum, was payable on February 1, 2003. Interest is payable quarterly. The debenture is convertible into the Company's common stock at the lower of $0.05 per share or 85% of the average closing bid price of the stock for the five lowest of the twenty-two consecutive trading days immediately preceding the trading day on which written notice of the exercise of the conversion right is transmitted. The conversion privilege cannot be utilized prior to the date on which the registration statement registering the securities underlying the debentures is declared effective by the SEC. A registration statement with regard to this debenture and the securities underlying it has not been filed with the SEC.

                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2009 AND 2008


NOTE 4 - CONVERTIBLE DEBENTURES (Continued)

In February 2008, the Company received proceeds of $275,000 from the issuance of a convertible debenture. The debenture is payable on February 2010 and bears interest at 12% per annum. The debenture requires monthly principal and interest beginning in the fourth month after issuance. Beginning 60 days after issuance the debenture is convertible into the Company's common stock at the lower of 100% of the volume weighted average price of the stock as reported by Bloomberg on the closing date or at a 20% discount to the lowest daily closing bid price of the common stock during the five trading days prior to the conversion date.

In addition, warrants were issued to one debenture holder to purchase 275,000 shares of common stock at an exercise price equal to the closing price for the shares on the day prior to the closing and a term of three years which shall be exercised on a cash basis provided that the Company is not in default and the shares underlying the warrant are subject to an effective registration statement

"At October 31, 2009 the Company was in default on the debentures that have been issued."

NOTE 5 - PREFERRED STOCK

The Company has authorized 20,000,000 shares of preferred stock with a par value of $0.0001 per share. At October 31, 2009, 750,000 shares of preferred stock were issued and outstanding. Dividends on the preferred stock are cumulative and are payable quarterly at the rate of $0.10 per annum. Upon liquidation these shares have a liquidation value of $1.00 per share plus all accrued and unpaid dividends. The shares may be called by the Company at a redemption price of $1.00 per share plus all accrued and unpaid dividends. Preferred shares are convertible at the rate of two and two thirds shares of the Company's common stock. The conversion price of the preferred shares will be subject to adjustment for stock dividends, stock splits, or similar events. Preferred stockholders have the right to vote that number of shares equal to the number of shares of common stock upon their conversion.

                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2009 AND 2008


NOTE 6 - INCOME TAXES

The Company accounts for income taxes under SFAS 109, which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes for the years ended October 31, 2009 and 2008. The sources and tax effects of the differences are as follows:

Income tax provision at the federal statutory rate        34%

Effect of operating losses                               (34)%
                                                         -----
                                                           0%
                                                         =====

As of October 31, 2009, the Company has a net operating loss carry forward of approximately $3,983,000. This loss will be available to offset future taxable income. If not used, this carry forward will expire through 2029. The deferred tax asset of approximately $1,354,000 relating to the operating loss carry forward has been fully reserved at October 31, 2009. The increase in the valuation allowance related to the deferred tax asset was approximately $30,000 during 2009. The principal differences between the accumulated deficit for income tax purposes and for financial reporting purposes results from stock based compensation, non-cash finance charges, non-cash losses on settlements, and the amortization of intangibles. The utilization of the net operating loss carryforward may be limited because of any change of control of the Company.

NOTE 7 - GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business." "The Company has experienced significant losses from operations aggregating approximately $2,024,000 since inception. In addition, the Company had working capital and stockholders deficits at October 31, 2009, of approximately $5,104,000 and has no significant revenue generating operations.

                           "GALEA LIFE SCIENCES, INC."
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                            OCTOBER 31, 2009 AND 2008


NOTE 7 - GOING CONCERN (Continued)

"The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which the Company operates."

"The Company is pursuing financing for its operations and seeking additional investments. In addition, the Company is seeking to establish a revenue base."

Failure to secure such financing or to raise additional equity capital and to establish a revenue base may result in the Company depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(b) Exhibits

Exhibit
Number                            Description
-------   ----------------------------------------------------------------------
  3.1     Articles of Incorporation
  3.2     Bylaws

 10.1     Agreement with Allion Healthcare

 10.2     Secured Promissory Note with Trafalgar Capital Specialized Investment
          Fund




                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

May 18, 2010


                                                    GALEA LIFE SCIENCES INC.


                                                    By: /s/ Paul Zuromski
                                                       -------------------------
                                                            Paul Zuromski
                                                            President